EXHIBIT 5

                     OPINION OF KEATING, MUETHING & KLEKAMP



                            FACSIMILE (513) 579-6956



                                December 2, 1996

Direct Di(513) 579-6410
E-Mail:  gkreideKMKlaw.com




Ladies and Gentlemen:

     This firm is general counsel to Provident Bancorp (the "Company") and as such, are familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the registration of up to 300,000 additional shares of Company Common Stock and up to $16,908,750 in Deferred Compensation Obligations pursuant to the Company's Deferred Compensation Plan. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed deferred compensation plan.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           KEATING, MUETHING & KLEKAMP, P.L.L.



                                          By: _______________________________
                                                        Gary P. Kreider